Exhibit 10.41

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (“Agreement”) is made and entered into by Quintiles Transnational Corp., a North Carolina corporation (hereinafter the “Company”) and Kevin Gordon (hereinafter the “Executive”). This first amendment shall be effective as of July 30, 2010 (the “Effective Date”).

WHEREAS, Company and Executive entered into an Executive Employment Agreement effective as of July 30, 2010, pursuant to which Company hired Executive as its Executive Vice President, Chief Financial Officer; and

WHEREAS, Company and Executive desire to amend the Agreement as set forth below, in order to clarify the parties’ original intention with respect to Section 10.2, “Change of Control”.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Change of Control. Section 10.2 of the Agreement is deleted in its entirety and replaced with the following revised Section 10.2:

“10.2 Upon a Change of Control, all Options shall become vested and exercisable. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any option agreement between Company and Executive, the terms and conditions of this Agreement shall control.”

2.	There are no further changes to the terms of the Agreement. Except as would be inconsistent with the terms of this first amendment to the Agreement, all other terms and conditions of the Agreement not otherwise defined in this first amendment shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this first amendment as of the date indicated below.

QUINTILES TRANSNATIONAL CORP		KEVIN GORDON

by:	/s/ Beverly L. Rubin	/s/ Kevin K. Gordon

Name:	Beverly L. Rubin	Date:	11/22/10

Title:	Asst. Secretary

Date:	11/22/10